CONSENT OF KEVIN M. LAMONT

In accordance with Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named as person about to become a director of Norwood Financial Corp. (“Norwood”) in the Proxy Statement/Prospectus contained in the Registration Statement on Form S-4 being filed with the Securities and Exchange Commission by Norwood pursuant to the Securities Act in connection with the proposed merger of North Penn Bancorp, Inc. (“North Penn”) with and into Norwood pursuant to the Agreement and Plan of Merger, dated December 14, 2010, by and among Norwood, Wayne Bank, North Penn and North Penn Bank.

Date:	February 8, 2011
Kevin M. Lamont